Exhibit 99.1

Contact: Jim Kratochvil

Executive Vice President,

Chief Financial Officer

812-424-2904

Berry Plastics Corporation Announces Estimated Quarterly Results

For Immediate Release:

EVANSVILLE, IN – November 5, 2010 – Berry Plastics Corporation (the “Company”) estimates that its net sales will total approximately $1,154 million during its fiscal 2010 fourth quarter, representing an increase of 45% over $795 million in the fiscal 2009 fourth quarter. This increase is a result of acquisition volume growth attributed to the acquisitions of Pliant and Superfos of 34%, net selling price increases of 10% and base volume increases of 1%. Also, the Company estimates that its fiscal 2010 fourth quarter Adjusted EBITDA, excluding unrealized cost reductions, will be approximately $153 million compared to $159 million for the fourth fiscal quarter of 2009. These amounts reflect management’s estimate as of the date of this press release; actual results may vary from these results. Adjusted EBITDA is a Non-GAAP measure. The following table reconciles net loss to the Company’s estimate of Adjusted EBITDA for fiscal 2010 fourth quarter and four quarters ended October 2, 2010 and Adjusted EBITDA for fiscal 2009 fourth quarter:

	Unaudited
	Quarter Ended		Four Quarters Ended
($ in millions)	Estimated October 2, 2010	Actual September 26, 2009	Estimated October 2, 2010
Adjusted EBITDA	$161	$182	$614
Pro forma acquisitions	—	(30)	(15)
Unrealized cost reductions	(7)	(23)	(59)
Net interest expense	(64)	(48)	(232)
Depreciation and amortization	(82)	(65)	(315)
Income tax (expense) benefit	1	(5)	20
Other	(10)	0	(64)
Management fees	(2)	(2)	(8)

Net income (loss)	($3)	$9	($59)

Adjusted EBITDA is a financial metric utilized in the calculation of the first lien leverage ratio as defined in the Company’s senior secured credit facilities. While the determination of appropriate adjustments in the calculation of Adjusted EBITDA is subject to interpretation under the terms of the credit facility, management believes the adjustments described above are in accordance with the covenants in the credit facility. Adjusted EBITDA should not be considered in isolation or construed as an alternative to our net loss or other measures as determined in accordance with GAAP. In addition, other companies in our industry or across different industries may calculate bank covenants and related definitions differently than we do, limiting the usefulness of our calculation of Adjusted EBITDA as a comparative measure.

At October 2, 2010, the Company had no outstanding balance on the revolving credit facility, approximately $148 million of cash and unused borrowing capacity of approximately $446 million under the revolving line of credit subject to the solvency of our lenders to fund their obligations and our borrowing base calculations.

The Company’s outstanding debt consisted of the following at the end of the fourth fiscal quarter.

($ in millions)	Maturity	Estimated October 2, 2010
Cash		148

Capital Leases / Other		90
Revolver	4/3/2013	—
Term Loan	4/3/2015	1,158
8.25% First Priority Notes	11/15/2015	370
First Lien Floating Rate Notes	2/15/2015	681

Total First Lien Debt, net of Cash		2,152
8.875% Second Priority Notes	9/15/2014	773
9.5% Second Priority Notes	5/15/2018	500
2nd Lien Floating Rate Notes	9/15/2014	212

Total Secured Debt, net of Cash		3,637
11% Sub Notes	9/15/2016	455
10.25% Sub Notes	3/1/2016	169

Total Debt, net of Cash		4,260

This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities.

Berry Plastics is a leading manufacturer and marketer of plastic packaging products and is headquartered in Evansville, Indiana.

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Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ SEC filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.